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                                                                      EXHIBIT 99




[THE MONY GROUP LOGO]   THE MONY GROUP INC.   NEWS RELEASE
                        1740 Broadway         MEDIA CONTACTS:
                        New York, NY 10019    Doug Myers, 212-708-2472,
                        212 708 2472          dmyers@mony.com
                        212 708 2399 Fax      Christopher Breslin, 212-708-2435,
                                              cbreslin@mony.com

                                              INVESTOR CONTACT:
                                              Jay Davis, 212-708-2917,
                                              jdavis@mony.com


                  THE MONY GROUP INC. INCREASES ANNUAL DIVIDEND

                         12.5 PERCENT TO $0.45 PER SHARE

NEW YORK (November 15, 2000) - The Board of Directors of The MONY Group (NYSE:
MNY) today declared an annual cash dividend of $0.45 per share of common stock. The dividend is payable December 22, 2000 to shareholders of record December 1, 2000.

"The dividend increase reflects our strong performance over the year," said Michael I. Roth, chairman and chief executive officer, The MONY Group. "We are pleased to declare this dividend as a means of rewarding shareholders for their commitment to The MONY Group."

In addition, the $0.45 per share dividend includes an enhancement that compensates shareholders for the time value of money for the conversion from a quarterly to an annual dividend. In 1999, the company paid quarterly dividends of $0.10 per share over the four quarters.

The MONY Group has approximately 46,147,359 million shares of common stock outstanding.

ABOUT THE MONY GROUP INC.

The MONY Group Inc. (NYSE: MNY) is the holding company for the member companies of The MONY Group, which provide financial protection and asset accumulation products and services. Member companies include MONY Life Insurance Company, founded in 1842 as The Mutual Life Insurance Company of New York; MONY Life Insurance Company of America; U.S. Financial Life Insurance Company; Enterprise Capital Management, Inc.; MONY Securities Corporation; and Trusted Securities Advisors Corp.


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